-----------------------------
                                                          OMB APPROVAL
                                                  -----------------------------
                       UNITED STATES              OMB Number:         3235-0145
           SECURITIES AND EXCHANGE COMMISSION     Expires:     October 31, 1994
                 Washington, D.C. 20549           Estimated average burden
                                                  hours per response......14.90
                                                  -----------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1 )1



                         Union Property Investors, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   90808P 10 9
-------------------------------------------------------------------------------
                                 (CUSIP Number)









--------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 90808P 10 9                    13G        Page  2  of  14  Pages
         ---------------                                -----   ----


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Concord Assets Group, Inc.

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
3    SEC USE ONLY



-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

-------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0

                  -------------------------------------------------------------
                    6    SHARED VOTING POWER
    NUMBER OF
     SHARES              2,810,390
  BENEFICIALLY
    OWNED BY      -------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON              0
      WITH
                  -------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         2,810,390

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,810,390

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     74.2%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  90808P 10 9                 13G          Page  3  of  14  Pages
           -----------                                  -----   ----


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Concord Milestone Incorporated

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
3    SEC USE ONLY



-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0

                  -------------------------------------------------------------
                    6    SHARED VOTING POWER
    NUMBER OF
     SHARES              274,910
  BENEFICIALLY
    OWNED BY      -------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON              0
      WITH
                  -------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         274,910

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     274,910

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 90808P 10 9              13G                 Page  4  of  14  Pages
         -------------                                     -----   ----


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Concord Fund Incorporated

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
3    SEC USE ONLY



-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0

                  -------------------------------------------------------------
                    6    SHARED VOTING POWER
    NUMBER OF
     SHARES              274,910
  BENEFICIALLY
    OWNED BY      -------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON              0
      WITH
                  -------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         274,910

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     274,910

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.3%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 90808P 10 9                   13G            Page  5  of  14  Pages
         -------------                                     -----  -----


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Castle Plaza, Inc.

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

-------------------------------------------------------------------------------
3    SEC USE ONLY



-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0

                  -------------------------------------------------------------
                    6    SHARED VOTING POWER
    NUMBER OF
     SHARES              2,169,856
  BENEFICIALLY
    OWNED BY      -------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON              0
      WITH
                  -------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         2,169,856

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,169,856

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     57.3%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 90808P 10 9                   13G            Page  6  of  14  Pages
         -------------                                      ----   ----


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Leonard S. Mandor

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
3    SEC USE ONLY



-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

-------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         0

                  -------------------------------------------------------------
                    6    SHARED VOTING POWER
    NUMBER OF
     SHARES              2,859,390
  BENEFICIALLY
    OWNED BY      -------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON              0
      WITH
                  -------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         2,859,390

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,859,390

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     75.5%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 90808P 10 9                   13G            Page  7  of  14  Pages
         -------------                                     -----   ----


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robert A. Mandor

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
3    SEC USE ONLY



-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

-------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         590
                  -------------------------------------------------------------

                    6    SHARED VOTING POWER
    NUMBER OF
       SHARES            2,859,390**
   BENEIFICALLY
     OWNED BY     -------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON            590
       WITH
                 --------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER

                        2,859,390**

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     49,590

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [X]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------
**    Beneficial  ownership of 2,810,390 of the shares indicated is disclaimed.
See the introduction to this Schedule 13G on page 8 hereof.

         Robert A. Mandor, as a director, officer and stockholder of Concord Assets Group, Inc. ("Concord"), may be deemed to be a beneficial owner of the shares of common stock, $.01 par value, of the Issuer (the "Common Stock") beneficially owned by Concord. Concord, in turn, is deemed to beneficially own 2,810,390 shares of Common Stock beneficially owned by (i) the other corporate and partnership reporting persons hereunder, all of which are owned or controlled by Concord, and (ii) certain other corporations and partnerships owned or controlled by Concord (collectively, the "Concord Affiliates"). Robert
A. Mandor disclaims beneficial ownership of the shares of Common Stock beneficially owned by Concord pursuant to Rule 13d-4 promulgated under the Act. Robert A. Mandor disclaims such beneficial ownership by virtue of the ownership by Leonard S. Mandor of in excess of a majority of the outstanding voting stock of Concord, thereby giving Leonard S. Mandor the ultimate power to control the voting and disposition of the 2,810,390 shares of Common Stock beneficially owned by Concord as to which Robert A. Mandor is disclaiming beneficial ownership.


Item 1(a). Name of Issuer:
--------------------------

         Union Property Investors, Inc.


Item 1(b). Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

         5200 Town Center Circle
         Boca Raton, Florida  33486


Item 2(a). Name of Person Filing:
---------------------------------

         This Schedule 13G is being filed with respect to shares of Common Stock beneficially owned by the following reporting persons as of December 31, 1996:

         Concord Assets Group, Inc.
         Concord Milestone, Incorporated
         Concord Fund Incorporated
         Castle Plaza, Inc.
         Leonard S. Mandor
         Robert A. Mandor


Item 2(b). Address of Principal Business Office, or, if None, Residence:
------------------------------------------------------------------------

         The address for each reporting person is:

                  5200 Town Center Circle
                  Boca Raton, Florida  33486


Item 2(c). Citizenship:
-----------------------

         (i)    Concord Assets Group, Inc., a New York corporation
         (ii)   Concord Milestone, Incorporated, a Delaware corporation
         (iii)  Concord Fund Incorporated, a Delaware corporation
         (iv)   Castle Plaza, Inc., a Delaware corporation
         (v)    Leonard S. Mandor, a United States Citizen
         (vi)   Robert A. Mandor, a United States Citizen

Item 2(d). Title of Class of Securities:
----------------------------------------

         Common Stock, par value $.01 per share


Item 2(e). CUSIP NUMBER:
------------------------

         90808P 10 9


Item 3.    Not applicable.  This statement is filed pursuant to Rule 13d-1(c).
------


Item 4.    Ownership.
-------    ----------

         (a)  Amount beneficially owned:***

         Aggregate number of shares of Common Stock beneficially owned by each of the reporting persons as of December 31, 1996:

         1.       Leonard S. Mandor                  2,859,390 shares

                  (includes (A) 49,000 shares of Common Stock owned by Mill Neck
                  Associates   and  (B)   2,810,390   shares  of  Common   Stock
                  beneficially owned by Concord)

         2.       Robert A. Mandor                   2,859,980 shares

                  (includes (A) 49,000 shares of Common Stock owned by Mill Neck Associates, (B) 590 shares of Common Stock owned directly and
                  (C) 2,810,390 shares of Common Stock owned by Concord)

         3.       Concord                            2,810,390 shares

                  (includes (A) 274,910 shares of Common Stock held in the name of Concord Associates and beneficially owned by Concord Milestone, Incorporated ("CMI"), an indirect wholly-owned subsidiary of Concord; (B) 81,534 shares of Common Stock owned by Concord Milestone Partners, L.P. ("CMP"), a limited partnership, the sole general partner of which is a wholly-owned subsidiary of Concord; (C) 2,169,856 shares of Common Stock owned by Castle Plaza, Inc. ("CPI"), a wholly-owned subsidiary of Concord; (D) 163,291 shares of Common Stock owned by Mountain View Mall, Inc. ("Mountain View") a wholly-owned subsidiary of Concord; and (E) 120,799 shares of Common Stock owned by Concord Income Realty Partners VI, L.P. ("CIRP VI"), a limited partnership, the general partner and limited partner of which is a wholly-owned subsidiary of Concord)

         4.       CMI                                274,910 shares

         5.       Concord Fund
                  Incorporated                       274,910 shares
                  ("CFI")

         6.       CPI                                2,169,856 shares


--------
***    See introductory note relating to the disclaimer of beneficial ownership by Robert A. Mandor of the shares of Common Stock beneficially owned by Concord.

         (b) Percent of class: Percentage of Common Stock beneficially owned by each of the reporting persons as of December 31, 1996:

         1.       Leonard S. Mandor                  75.5%

         2.       Robert A. Mandor                   75.5%

         3.       Concord                            74.2%

         4.       CMI                                 7.3%

         5.       CFI                                 7.3%

         6.       CPI                                57.3%


         (c)   Number of shares as to which each reporting person has:

                  (i) Sole power to vote or to direct the vote:

                  1.       Leonard S. Mandor                  0 shares

                  2.       Robert A. Mandor                   590 shares

                  3.       Concord                            0 shares

                  4.       CMI                                0 shares

                  5.       CFI                                0 shares

                  6.       CPI                                0 shares

                  (ii) Shared power to vote or to direct the vote:

                  1.       Leonard S. Mandor                  2,859,390 shares

                           (includes (A) 49,000 shares of Common Stock owned by Mill Neck Associates and (B) 2,810,390 shares of Common Stock beneficially owned by Concord)

                  2.       Robert A. Mandor                   2,859,390 shares

                           (includes (A) 49,000 shares of Common Stock owned by Mill Neck Associates and (B) 2,810,390 shares of Common Stock beneficially owned by Concord)

                  3.       Concord                            2,810,390 shares

                           (includes (A) 274,910 shares of Common Stock owned by CMI; (B) 81,534 shares of Common Stock owned by CMP;
                           (C)  2,169,856  shares of Common  Stock owned by CPI;
                           (D) 163,291 shares of Common Stock owned by Mountain View; and (E) 120,799 shares of Common Stock owned by CIRP VI)

                  4.       CMI                                274,910 shares

                  5.       CFI                                274,910 shares

                  6.       CPI                                2,169,856 shares


                  (iii) Sole power to dispose or to direct the disposition of:

                  1.       Leonard S. Mandor                  0 shares

                  2.       Robert A. Mandor                   590 shares

                  3.       Concord                            0 shares

                  4.       CMI                                0 shares

                  5.       CFI                                0 shares

                  6.       CPI                                0 shares


                  (iv) Shared power to dispose or to direct the disposition of:

                  1.       Leonard S. Mandor                  2,859,390 shares

                           (includes (A) 49,000 shares of Common Stock owned by Mill Neck Associates and (B) 2,810,390 shares of Common Stock beneficially owned by Concord)

                  2.       Robert A. Mandor                   2,859,390 shares

                           (includes (A) 49,000 shares of Common Stock owned by Mill Neck Associates and (B) 2,810,390 shares of Common Stock beneficially owned by Concord)

                  3.       Concord                            2,810,390 shares

                           (includes (A) 274,910 shares of Common Stock owned by CMI; (B) 81,534 shares of Common Stock owned by CMP;
                           (C)  2,169,856  shares of Common  Stock owned by CPI;
                           (D) 163,291 shares of Common Stock owned by Mountain View; and (E) 120,799 shares of Common Stock owned by CIRP VI)

                  4.       CMI                                274,910 shares

                  5.       CFI                                274,910 shares

                  6.       CPI                                2,169,856 shares

Item 5.    Ownership of Five Percent or Less of a Class.
-------    ---------------------------------------------

          Not applicable.


Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
-------    ----------------------------------------------------------------

          Not applicable.


Item 7.    Identification and Classification of the Subsidiary Which
-------    Acquired the Security Reported on the Parent Holding Company.
           -------------------------------------------------------------

          Not applicable.


Item 8.    Identification and Classification of members of the Group.
-------    ----------------------------------------------------------

          Not applicable.


Item 9.    Notice of Dissolution of Group.
-------    -------------------------------

          Not applicable.


Item 10.   Certification.
--------   --------------

          Not applicable.

                                   Signatures
                                   ----------



         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 1997


                                        CONCORD ASSETS GROUP, INC.



                                        By: /s/ Robert A. Mandor
                                            ---------------------------
                                            Name:  Robert A. Mandor
                                            Title: President



                                        CONCORD MILESTONE, INCORPORATED



                                        By: /s/ Leonard S. Mandor
                                            ---------------------------
                                            Name:  Leonard S. Mandor
                                            Title: President



                                        CONCORD FUND INCORPORATED



                                        By: /s/ Leonard S. Mandor
                                            ---------------------------
                                            Name:  Leonard S. Mandor
                                            Title: President



                                        CASTLE PLAZA, INC.



                                        By: /s/ Robert A. Mandor
                                            ----------------------------
                                            Name:  Robert A. Mandor
                                            Title: Vice President



                                            /s/ Leonard S. Mandor
                                            -----------------------------
                                                Leonard S. Mandor



                                            /s/ Robert A. Mandor
                                            ------------------------------
                                                Robert A. Mandor

                                   EXHIBIT A

                             JOINT FILING AGREEMENT



         The undersigned  hereby agree that the statements on Amendment No. 1 to
Schedule 13G with respect to the shares of common stock, $.01 par value per share, of Union Property Investors, Inc., dated January , 1997, are, and any further amendments to Amendment No.1 to Schedule 13G signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

Dated:  January 31, 1997


                                            CONCORD ASSETS GROUP, INC.



                                            By: /s/ Robert A. Mandor
                                                ---------------------------
                                                Name:  Robert A. Mandor
                                                Title: President



                                            CONCORD MILESTONE, INCORPORATED



                                            By: /s/ Leonard S. Mandor
                                                ----------------------------
                                                Name:  Leonard S. Mandor
                                                Title: President



                                            CONCORD FUND INCORPORATED



                                            By: /s/ Leonard S. Mandor
                                                -----------------------------
                                                Name:  Leonard S. Mandor
                                                Title: President



                                            CASTLE PLAZA, INC.



                                            By: /s/ Robert A. Mandor
                                                ----------------------------
                                                Name:  Robert A. Mandor
                                                Title: Vice President



                                                /s/ Leonard S. Mandor
                                                -----------------------------
                                                    Leonard S. Mandor



                                                /s/ Robert A. Mandor
                                                -----------------------------
                                                    Robert A. Mandor